Exhibit 99.1

Collectors Universe Reports Record Revenues and Operating Income for Third Quarter of Fiscal 2016

NEWPORT BEACH, CA – May 5, 2016 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced record operating results for its third quarter of fiscal year 2016, ended March 31, 2016.

Operational and Financial Highlights:

■

Services revenues in the third quarter increased by 8% to a quarterly record of $17.3 million from $16.0 million in last year’s third quarter and comprised of record quarterly revenues for both our coins and trading cards and autographs businesses. In the United States, we generated record quarterly modern coin revenues driven by a 44% increase in the number of modern coins authenticated and graded in the quarter, which we believe was the result of more competitive pricing for modern coins that we introduced on January 1, 2016.

■

Overseas, we generated record quarterly revenue in both our China and France operations, where revenues increased by 167% and 114%, respectively, in this year’s third quarter as compared to the same quarter of last year. Coin service revenues generated by our overseas operations increased to 8% of service revenues in this year’s three and nine month periods as compared to 4% and 6% of service revenues in last year’s three and nine month periods, respectively.

■

The service revenue decline of 4% in the nine months ended March 31, 2016 as compared to last year’s nine months, was primarily attributable to the previously disclosed decrease in the first half of fiscal 2016, in submissions from the U.S. Mint’s Baseball Hall of Fame and 50th Anniversary Kennedy modern coin programs.

■

The services gross profit margin was 64% and 63% in this year’s third quarter and nine months, respectively, as compared to 63% and 64% in last year’s third quarter and nine months. The current year periods benefited from a $0.7 million reduction in our warranty expense, recognized in this year’s third quarter, resulting from a trend of lower warranty payments.

■

Operating income increased to a quarterly record of $4.4 million in this year’s third quarter from $3.7 million in the same quarter of the prior year. In the nine months ended March 31, 2016, operating income was unchanged at $9.3 million from the same nine months of the fiscal 2015. The operating results include our continued investment in the Collectors.com search tool, which we brought to market in September 2015.

■

Income from continuing operations was $2.7 million, or $0.32 per diluted share, and $5.7 million, or $0.66 per diluted share, respectively, in the three and nine months ended March 2016, as compared to $2.2 million, or $0.26 per diluted share, and $5.6 million or $0.66 per diluted share, respectively, in the corresponding periods of the prior year.

■

The Company’s cash position as of March 31, 2016 was $12.6 million as compared to $17.3 million as of June 30, 2015. Net cash used of $4.7 million in the nine months, included $6.3 million of cash generated from continuing operations offset by cash of $9.0 million used to pay dividends to stockholders and $1.7 million used for capital expenditures.

■	On April 21, 2016, we announced our quarterly cash dividend of $0.35 per share, which will be paid on May 27, 2016 to stockholders of record on May18, 2016.

Collectors Universe, Inc.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “We are very pleased with our operating results this quarter. Market activity overall was robust, but especially in the US modern coin segment. The record coin revenue was the result of grading 250,000 more coins this quarter than in the same quarter last year. We believe that this was primarily due to our more competitive pricing to dealers, who responded very favorably with significantly more new issue coin submissions. Likewise in China, we processed a record number of coins during the quarter, which is further evidence that our grading brand continues to gain traction there. Our sports and autograph businesses also saw record quarterly revenue during this year’s third quarter. Additionally, our focus on operational efficiency allowed us to grade many more items this quarter without significantly adding headcount.

All of this has set a more positive tone for the balance of calendar 2016, compared to the latter half of 2015 and we are optimistic about our initiatives around the world strengthening Collectors Universe as the premier source for grading services and information.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, May 5, 2016 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 800-533-7619 or 785-830-1923, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through May 19, 2016 by dialing 888-203-1112 or 719-457-0820 and entering access code 6802264#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the variability of the modern coin market, which can lead to period-over-period fluctuations in our service revenues; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or general market conditions, as well as our future financial performance and the cash needs of our business in the future.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2015 which we filed with the Securities and Exchange Commission on August 27, 2015 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net revenues:
Grading, and authentication and related services	$17,267	$15,987	$44,515	$46,304
Product Sales	62	-	68	9
	17,329	15,987	44,583	46,313
Cost of revenues:
Grading, authentication and related services	6,217	5,865	16,361	16,692
Product sales	71	10	83	46
	6,288	5,875	16,444	16,738

Gross profit	11,041	10,112	28,139	29,575
Operating expenses:
Selling and marketing expenses	2,132	2,285	6,341	6,799
General and administrative expenses	4,504	4,155	12,508	13,433
Total operating expenses	6,636	6,440	18,849	20,232
Operating income	4,405	3,672	9,290	9,343
Interest income and other expense, net	3	(40)	(39)	(42)
Income before provision for income taxes	4,408	3,632	9,251	9,301
Provision for income taxes	1,695	1,450	3,600	3,670
Income from continuing operations	2,713	2,182	5,651	5,631
Income (loss) from discontinued operations, net of income taxes	65	(12)	47	(3)
Net income	$2,778	$2,170	$5,698	$5,628

Net income per basic share:
Income from continuing operations	$0.32	$0.26	$0.67	$0.68
Income from discontinued operations	0.01	-	-	(0.01)
Net income per basic share	$0.33	$0.26	$0.67	$0.67

Net income per diluted share:
Income from continuing operations	$0.32	$0.26	$0.66	$0.66
Loss from discontinued operations	-	(0.01)	0.01	-
Net income per diluted share	$0.32	$0.25	$0.67	$0.66

Weighted average shares outstanding:
Basic	8,447	8,353	8,441	8,339
Diluted	8,549	8,531	8,544	8,517
Dividends declared per common share	$0.35	$0.35	$1.05	$1.00

Note: Non-cash stock-based compensation included above	$159	$438	$449	$1,803

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

ASSETS	March 31, 2016	June 30, 2015
Current assets:
Cash and cash equivalents	$12,581	$17,254
Accounts receivable, net of allowance of $34 and $33 at March 31, 2016 and June 30, 2015, respectively	3,620	2,460
Inventories, net	1,835	1,619
Prepaid expenses and other current assets	1,253	940
Deferred income tax assets	1,599	1,599
Total current assets	20,888	23,872

Property and equipment, net	2,773	2,326
Goodwill	2,083	2,083
Intangible assets, net	1,795	1,558
Deferred income tax assets	1,945	1,945
Other assets	267	236
Non-current assets of discontinued operations	79	182
Total assets	$29,830	$32,202
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,509	$1,961
Accrued liabilities	2,030	2,898
Accrued compensation and benefits	2,930	3,890
Income taxes payable	2,543	521
Deferred revenue	2,730	2,621
Current liabilities of discontinued operations	609	778
Total current liabilities	13,351	12,669

Deferred rent	407	422
Non-current liabilities of discontinued operations	329	642

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,898 and 8,882 issued and outstanding at March 31, 2016 and June 30, 2015, respectively.	9	9
Additional paid-in capital	80,295	79,848
Accumulated deficit	(64,561)	(61,388)
Total stockholders’ equity	15,743	18,469
Total liabilities and stockholders’ equity	$29,830	$32,202

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,698	$5,628
Discontinued operations	(47)	3
Income from continuing operations	5,651	5,631
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	1,094	974
Stock-based compensation expense	449	1,803
Provision for bad debts	5	5
Provision for inventory write-down	46	184
Provision for warranty	(293)	380
Gain on sale of property and equipment	(2)	(1)
Loss on sale of business	-	1
Change in operating assets and liabilities:
Accounts receivable	(1,213)	(261)
Inventories	(262)	(536)
Prepaid expenses and other	(313)	463
Other assets	(31)	125
Accounts payable and accrued liabilities	47	(904)
Accrued compensation and benefits	(960)	(605)
Income taxes payable	2,020	404
Deferred revenue	109	204
Deferred rent	(15)	(25)
Net cash provided by operating activities of continuing operations	6,332	7,842
Net cash used in operating activities of discontinued businesses	(331)	(471)
Net cash provided by operating activities	6,001	7,371

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,113)	(624)
Capitalized software	(615)	(250)
Purchase of business	-	(200)
Proceeds from sale of business	49	80
Patents and other intangibles	(4)	(40)
Proceeds from sale of property and equipment	-	2
Net cash used in investing activities	(1,683)	(1,032)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to common stockholders	(8,991)	(8,415)
Payments for retirement of common stock	-	(504)
Net cash used in financing activities	(8,991)	(8,919)

Net decrease in cash and cash equivalents	(4,673)	(2,580)
Cash and cash equivalents at beginning of period	17,254	19,909
Cash and cash equivalents at end of period	$12,581	$17,329

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$1,609	$3,264